Exhibit 10.1

HEALTHSOUTH CORPORATION

TRANSITIONAL SEVERANCE PLAN –

EXECUTIVE EMPLOYEES

ARTICLE I

PURPOSE, ESTABLISHMENT AND APPLICABILITY OF PLAN

A.            Purposes. HealthSouth Corporation (the “Company”) has announced that it is evaluating strategic alternatives that include the spin-off, sale or other disposition of its Surgery, Outpatient and Diagnostic Divisions. The Company’s Board of Directors (the “Board”) recognizes that the disposition process and the uncertainty surrounding future employment is a distraction to key employees. The Board has determined that it is in the best interests of the Company and its stockholders to assure the continued dedication of these Employees. The Board has also determined that providing these Employees with financial security and encouragement to remain employed by the Company will maximize the value of the Company and the divisions during the disposition process

B.           Establishment of Plan. The Plan, as set forth in this document, is hereby effective as of the Effective Date.

C.           Applicability of Plan. Subject to the terms of this Plan, the benefits provided by this Plan shall be available to those Employees who, on or after the Effective Date, receive a Notice of Participation and who meet the eligibility requirements of Article III.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

Whenever used in the Plan, the following terms shall have the meanings set forth below.

A.          Board. “Board” means the Compensation Committee of the Board of Directors of the Company.

B.	Cause. “Cause” shall mean:

(i)	the Employee’s act of fraud, misappropriation or embezzlement with respect to the Company or any material affiliate;
(ii)	the Employee’s indictment for, conviction of or plea of guilt or no contest to any felony (other than a minor traffic violation);

(iii)

in carrying out his duties, the Employee engages in conduct that constitutes willful gross neglect or willful gross misconduct resulting, in either case, in material harm to the Company’s business or reputation;

(iv)

the suspension or debarment of the Employee from participation in any federal or state health care program as a result of any act or omission of the Employee in connection with his employment with the Company or the suspension or debarment of the Company or any of its affiliates, from participation in any federal or state health care program as a result of any willful act or omission of the Employee in connection with his employment of the Company;

(v)

the Employee’s admission of liability of, or a finding by a court or the applicable regulatory agency or body of liability for the violation of any “Securities Laws” (but excluding any technical violations of any Securities Laws which are not criminal in nature); as used herein, the term “Securities Laws” means any federal or state law, rule or regulation governing the issuance or exchange of securities, including without limitation the Securities Act of 1933, the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder;

(vi)	The Employee’s failure after reasonable prior written notice from the Company to comply with any valid and legal directive of the Board or the Employee’s immediate supervisor.
C.	Code. “Code” means the Internal Revenue Code of 1986, as amended.

D.          Committee. “Committee” means the Committee appointed by the Board to administer this Plan.

E.           Company. “Company” means HealthSouth Corporation, its affiliates and any successor entities as provided in Article IX hereof.

F.	Effective Date. “Effective Date” means October 1, 2006.

G.	Employee. “Employee” means an employee of the Company.

H.          ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

I.            Good Reason. “Good Reason” shall mean the occurrence of any of the following without the Employee’s written consent:

(i)	a reduction in the Employee’s then current annual base salary;

(ii)	a material diminution in the Employee’s position, duties or authorities; or
(iii)	the failure of any successor to all or substantially all of the Company’s assets to assume this Agreement, whether in writing or by operation of law.

Anything notwithstanding to the contrary, the Employee may only terminate his employment for “Good Reason” upon thirty (30) days’ written notice to the Company (provided the Company does not cure the event or events giving rise to Good Reason prior to the expiration of such thirty (30) day notice period).

J.            Notice of Participation. “Notice of Participation” means a written notice of participation from an authorized officer of the Company setting forth the material terms of the severance benefits provided hereunder.

K.          Participant. “Participant” means an individual who meets the eligibility requirements of Article III.

L.           Plan. “Plan” means this HealthSouth Corporation Transitional Severance Plan – Corporate Office Employees.

M.	Plan Administrator. “Plan Administrator” means the Committee.

N.          Release Agreement. “Release Agreement” means a general waiver, release and agreement a Participant must execute as a condition to receiving severance and other benefits hereunder. In the sole discretion of the Committee any such Release Agreement may also contain non-solicitation, non-compete, non-disclosure and non-disparagement provisions.

O.          Severance Payment Factor. “Severance Payment Factor” means, for each Participant, the number of months of severance applicable to such Participant based upon the Participant’s classification as determined by the Board and set forth in the Notice of Participation. Each Participant shall have an “Interim Severance Payment Factor” and a “Closing Severance Payment Factor” as determined by the Board.

P.           Termination Date. “Termination Date” means (i) the date on which the Company delivers notice of termination to the Participant or such later date, not to exceed ninety (90) days, specified in the notice of termination, (ii) in the event the term of employment ends by reason of the Participant’s death, the date of death, or (iii) if the Participant terminates his or her employment with the Company, the date on which the Participant delivers notice of termination to the Company.

Q.          Transition Period. “Transition Period” means the period beginning on the Effective Date and continuing until the disposition of the Company’s Surgery, Outpatient and Diagnostic Divisions.

ARTICLE III

ELIGIBILITY

A.          Waiver. As a condition of receiving benefits under the Plan, an Employee who is so requested by the Company must sign the Release Agreement.

B.           Participation in Plan. Each Employee who is designated by the Committee and who receives a Notice of Participation shall be a Participant in the Plan. A Participant shall cease to be a Participant in the Plan upon ceasing to be an Employee unless such Participant is entitled to benefits hereunder. A Participant entitled to benefits hereunder shall remain a Participant in the Plan until the full amount of the benefits have been delivered to the Participant.

ARTICLE IV

TERMINATION OF EMPLOYMENT

If a Participant’s employment with the Company terminates for any reason during the Transition Period, he or she may be entitled to severance and other benefits as follows:

A.          Involuntary Termination or Termination for Good Reason. Subject to paragraphs C and D of this Article IV, if the Company terminates a Participant’s employment other than for Cause, or the Participant terminates his or her employment for Good Reason, then, subject to the Participant’s obligations under the Release Agreement, if any, the Participant shall be entitled to receive the following severance and other benefits:

(i)          Cash Payments. The Participant shall be entitled to severance equal to the product obtained by multiplying the Participant’s monthly salary then in effect times the Participant’s Severance Payment Factor. In the event such termination occurs prior to February 1, 2007, the Severance Payment Factor shall be equal to the Interim Severance Payment Factor. In the event such termination occurs after January 31, 2007, the Severance Payment Factor shall be the Closing Severance Payment Factor. Additionally, the Participant shall be paid for any accrued but unused vacation and accrued but unpaid salary. Such severance shall be paid to the Participant in substantially equal installments in accordance with the Company’s normal payroll practices beginning within fifteen (15) calendar days of the Participant’s Termination Date.

(ii)         Health Plan Coverage. The Participant shall be entitled to continue health insurance and other benefits during a period equal to the Severance Payment Factor on the same terms and conditions as other comparable employees. The Participant may elect, to the extent eligible, to continue his or her group health insurance benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA) for any period thereafter until the expiration of the applicable COBRA period.

(iii)       Other Benefits. The Participant shall be entitled to such other benefits, if any, as may be determined by the Plan Administrator.

B.           Other Termination. If (i) the Participant voluntarily resigns from the Company other than for Good Reason, (ii) the Company terminates the Participant’s employment for Cause, or (iii) the Participant’s employment terminates by reason of his or her Retirement, disability or death, then the Participant shall not be entitled to receive severance or other benefits under this Plan and shall be entitled to benefits (if any) only as may then be established under the Company’s then existing benefit plans and policies at the time of such resignation or termination.

C.           Comparable Employment. In the event a Participant is offered employment by any successor to the businesses of the Surgery, Outpatient or Diagnostic Divisions of the Company that the Committee, in its sole discretion, determines to be comparable or better to the Participant’s employment with the Company and such position is not located more than 50 miles from the Participant’s primary job location with the Company, no benefits shall be payable hereunder.

D.          Benefits Under Employment Agreement. In the event a Participant in this Plan is a party to an employment agreement with the Company, no benefits shall be payable hereunder unless a Release Agreement executed by the Participant waives any rights to severance or other post-termination benefits under such employment agreement.

ARTICLE V

TRANSACTION CLOSING RETENTION BONUS

If a Participant who is designated by the Board as eligible for a transaction closing retention bonus remains employed by the Company until the closing of the disposition of the division in which such Participant is employed, the Participant shall be entitled to receive such transaction closing retention bonus. The transaction closing retention bonus shall consist of (i) a fixed portion equal to a percentage of the Participant’s annual base salary set by the Board for such Participant and (ii) a discretionary portion equal to a percentage of the Participant’s annual base salary set by the Board for such Participant. The Committee, in its sole discretion, shall determine the exact percentage (including 0%) of a Participant’s annual base salary, not to exceed the maximum percentage for the discretionary portion established by the Board to award as the discretionary portion of the transaction closing retention bonus. The total transaction closing retention bonus shall be paid as soon as administratively possible following the closing. For a Participant who is eligible for a transaction closing retention bonus and who is designated as a Corporate Employee, 80% of such Participant’s transaction closing retention bonus shall be payable upon the closing of the disposition of the Company’s Surgery division and 20% of such bonus shall be payable upon the closing of the disposition of the Company’s Outpatient Division.

ARTICLE VI

FUNDING POLICY AND METHOD

Benefits and any administrative expenses arising in connection with the Plan shall be paid as needed solely from the general assets of the Company. No contributions are required from any Participant. This Plan shall not be construed to require the Company to fund any of the benefits provided hereunder nor to establish a trust for such purpose. Participants’ rights against the Company with respect to severance and other benefits provided under this Plan shall be those of general unsecured creditors. No Participant has an interest in his or her severance or other benefits under this Plan until the Participant actually receives a payment.

ARTICLE VII

CLAIMS PROCEDURE

The Plan Administrator shall notify any person or entity that makes a claim against the Plan (the “Claimant”) in writing, within 90 days of Claimant’s written application for benefits, or his or her eligibility or noneligibility for benefits under the Plan. If the Plan Administrator determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Plan on which the denial is based, (3) any internal protocols the Plan Administrator relied upon in making its determination, (4) the right to review any documents created or received by the Plan Administrator during the review process and documents relevant to the claim whether or not relied upon by the Plan Administrator, (5) a description of any additional information or material necessary for the Claimant to perfect his or her claim and a description of why it is needed, and (6) an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Plan Administrator determines that there are special circumstances requiring additional time to make a decision, the Plan Administrator shall notify the Claimant of the special circumstances requiring additional time to make a decision, the Plan Administrator shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

If the Claimant is determined by the Plan Administrator not to be eligible for benefits, or if the Claimant shall have the opportunity to have such claim reviewed by the Plan Administrator by filing a petition for review with the Plan Administrator within 60 days after receipt of the notice issued by the Plan Administrator. Said petition shall state the specific reasons that the Claimant believes entitled him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Plan Administrator of the petition, the Plan Administrator shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Plan Administrator verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Plan Administrator shall notify the Claimant of its decision in writing within such period, stating specifically the basis of its decision, written in a manner to be understood by the Claimant and the specific provisions of the Plan on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Plan Administrator, but notice of this deferral shall be given to the Claimant.

ARTICLE VIII

EMPLOYMENT STATUS; WITHHOLDING

A           Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the Company’s policies regarding termination of employment. The Participant’s employment is and shall continue to be at-will, as defined under applicable law. If the Participant’s employment with the Company or a successor entity terminates for any reason, the Participant shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Plan, or as may otherwise be available in accordance with the Company’s established employee plans and practices or other agreements with the Company at the time of termination.

B.           Taxes. All payments made pursuant to this Plan shall be subject to all applicable reporting obligations and any tax or other contributions required to be withheld under Federal, state or local law.

ARTICLE IX

SUCCESSORS TO COMPANY AND PARTICIPANTS

A.          Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business or assets shall assume the obligations under this Plan and agree expressly to perform the obligations under this Plan by executing a written agreement. For all purposes under this Plan, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection or which becomes bound by the terms of this Plan by operation of law.

B.           Participant’s Successors. All rights of the Participant hereunder shall inure to the benefit of, and be enforceable by, the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

ARTICLE X

DURATION, AMENDMENT AND TERMINATION

A.          Duration. This Plan shall terminate at the later of (i) the end of the Transition Period or (ii) the date on which all benefits have been paid hereunder.

B.           Plan Amendment. The Board shall have the discretionary authority to amend the Plan in any respect by resolution adopted by a majority of the Board; provided, however, that the Board may not amend the Plan in any way that is adverse to a Plan Participant without the Participant’s written consent. Payments and benefits under the Plan are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), and all provisions of the Plan and Notice of Participation shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan or any Notice of Participation to the contrary, in the event that the Board determines that any payments or benefits may or does not comply with Code Section 409A, the Board may adopt such amendments to the Plan and the affected Notice of Participation (without Participant consent) or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (i) exempt the Plan and payments or benefits thereunder from the application of Code Section 409A and/or preserve the intended tax treatment of the payments and benefits provided under the Plan, or (ii) comply with the requirements of Code Section 409A.

ARTICLE XI

NOTICE

A.          General. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Interim General Counsel.

B.           Notice of Termination by the Company. Any termination by the Company of the Participant’s employment with the Company during the Transition Period shall be communicated by a notice of termination to the Participant. Such notice shall indicate the specific termination provision or provisions in this Plan relied upon (if any), shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision or provisions so indicated, and shall specify the Termination Date.

ARTICLE XII

MISCELLANEOUS PROVISIONS

A.          Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

B.           No Assignment of Benefits. The rights of any person to payments or benefits under this Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.

ARTICLE XIII

ERISA REQUIRED INFORMATION

A.	Plan Sponsor. The Plan sponsor is:

HealthSouth Corporation

One HealthSouth Parkway

Birmingham, Alabama 35242

B.	Designated Agent. Designated agent for service of process:

Interim General Counsel

HealthSouth Corporation

One HealthSouth Parkway

Birmingham, Alabama 35242

C.	Plan Records. Plan records are kept on a calendar year basis.

D.	Plan Funding. The Plan is funded from the Company’s general assets.